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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

North Atlantic Acquisition Corp.
New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated October 12, 1998 relating to the financial statements of North Atlantic Acquisition Corp., appearing in the Company's Annual Report on Form 10-KSB for the year ended August 31, 1998, which is contained in that prospectus. Our report contains an explanatory paragraph regarding uncertainties about the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                          BDO SEIDMAN, LLP


New York, New York
December 4, 1998